EXHIBIT 21

                        SUBSIDIARIES OF THE REGISTRANTS


Subsidiaries of Washington Energy Company:

Washington Natural Gas Company, a Washington corporation, distributes natural gas at the retail level in the Puget Sound area of western Washington.

         WNG CAP I, Inc., a Washington corporation, and WNG CAP II, Inc., a Washington corporation, were formed to provide operational flexibility with respect to firm transportation agreements of Washington Natural Gas Company.

Thermal Energy, Inc., a Washington corporation, owns or leases undeveloped coal reserves and surface rights to undeveloped coal in Montana.

         Thermal Resources, Inc., a Montana corporation, is a wholly-owned subsidiary of Thermal Energy, Inc. Thermal Resources, Inc., is a single purpose company that leases undeveloped coal reserves in Montana to Montco, a partnership controlled by Thermal Energy, Inc.

ThermRail, Inc., a Washington corporation, was formed to participate as a partner in the Tongue River Railroad Company. The purpose of Tongue River Railroad Company is to develop and operate a rail line to transport coal from future mines in Montana's Tongue River area to existing east-west rail lines.

         Tongue River Holdings, Inc., a Montana corporation, is a limited partner in Tongue River Railroad Company, a Montana limited partnership. ThermRail, Inc., owns 87.5% of the common stock of this corporation.

WECO Finance Company, a Washington corporation, is holder of the common stock of Mercer Insurance Company Limited.

         Mercer Insurance Company Limited, a wholly-owned subsidiary of WECO Finance Company, is a Bermuda domiciled corporation providing primary liability insurance for Washington Energy Company and its affiliates.

Washington Energy Services Company, a Washington corporation, was formed October 1, 1993 to consolidate the merchandise marketing activities that previously were part of Washington Natural Gas Company and a former subsidiary of Washington Energy.

Washington Energy Gas Marketing, a Washington corporation, was formed in 1994 to assume certain contractual arrangements excluded from the merger of Washington Energy Resources Company, the former oil and gas exploration and production subsidiary of Washington Energy, with a subsidiary of Cabot Oil & Gas Corporation.